EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

NAME	STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION
1. ClassroomDirect.com, LLC	Delaware

2. Childcraft Education Corp.	New York

3. Bird-in-Hand Woodworks, Inc.	New Jersey

4. Frey Scientific, Inc.	Delaware

5. Sportime, LLC	Delaware

6. Sax Arts & Crafts, Inc.	Delaware

7. Global Video, LLC	Wisconsin

8. New School, Inc.	Delaware

9. Premier Agendas, Inc.	Washington

10. Premier School Agendas, Ltd.	Canada

11. Amalgamated Widgets, Inc.	Wisconsin

12. Select Agendas, Corp.	Canada

13. Califone International, Inc.	Delaware

14. Delta Education, LLC	Delaware